Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

of Hartman vREIT XXI, Inc.

We hereby consent to the use in the Pre-Effective Amendment No. 2 to Form S-11 Registration Statement (No. 333-207711) constituting a part of this Registration Statement (Registration Statement) of our report dated February 12, 2016 relating to the consolidated balance sheet of Hartman vREIT XXI, Inc. as of December 31, 2015, which is contained in that Pre-Effective Amendment No. 2 to the Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Houston, Texas

February 18, 2016